Exhibit 99.7

Schedule prepared in accordance with Instruction 2 to Item 601 of Regulation S-K

The Lock Up Agreements dated January 22, 2010 are substantially identical in all material respects except as to the holder and the number of locked up shares.

Holder	Number of Locked Up Shares
Perfect Sum Investment Ltd. BVI	1,200,000
Boom Day Investment Ltd. BVI	13,399,998
Misala Holdings Inc. BVI	12,000,000
Full Spring Group Ltd. BVI	1,800,000
Accord Success Ltd. BVI	5,400,000

The text of the Lock Up Agreements is incorporated by reference from Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2010.